EXHIBIT 5.1

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone: (212) 907-6457

Facsimile: (212) 208-4657

November 15, 2013

Synthetic Biologics, Inc.

155 Gibbs Street, Suite 412

Rockville, MD 20850

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on even date by Synthetic Biologics, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 3,000,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), to be issued in connection with the Company’s 2010 Stock Incentive Plan (the “Plan”).

We have made such examination as we have deemed necessary for the purpose of this opinion.  Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, as amended, and when the shares of Common Stock to be issued are sold and paid for in the manner described in the Plan, the Common Stock so issued will have been validly issued, fully paid and non-assessable.

Our opinion is limited to the Nevada Revised Statutes.  This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Gracin & Marlow, LLP

GRACIN & MARLOW, LLP